Exhibit 2.7
AMENDED AND RESTATED
PROMISSORY NOTE
Dated: April 2, 2009
The undersigned, Bioheart, Inc., a Florida corporation with its principal place of business at 13794 NW 4th Street, Sunrise, FL 33325 (hereinafter referred to as “Borrower”), promises to pay to BlueCrest Venture Finance Master Fund Limited (“Lender”) or its registered assigns Two Million Nine Hundred Forty Three Thousand Four Hundred Thirty One and 78/100 Dollars ($2,943,431.78) at PO Box 309, Ugland House, South Church Street, George Town, Cayman Islands, or at such other place as Lender or its registered assigns may appoint, plus interest thereon as set forth herein.
Interest on the principal amount outstanding under this Amended and Restated Note (the “Note”) shall accrue at the rate equal to 12.85% per annum, computed on the basis of a 360-day year of twelve 30-day months, and on the assumption that each payment of principal shall be made in a timely manner (the “Loan Interest Rate”).
Principal and interest hereunder shall be payable on the first calendar day of each month, or, if the first calendar day of any month is not a business day, then on the next succeeding business day (each a “Payment Date”), in the amounts set forth below. Borrower agrees to make (i) commencing on April 1, 2009, three (3) monthly payments of interest only (paid in arrears) of $31,519.25 each, (each, an “Interest Only Payment”) and (ii) commencing on July 1, 2009, twelve (12) payments of principal and interest (paid in arrears) in the amount of $262,692.21 each, (each, a “Periodic Payment”) and continuing on each Payment Date thereafter until the amounts of principal and interest owing under this Note are paid in full; provided, however, that the final Periodic Payment shall additionally include any accrued and unpaid interest and other charges then outstanding. The foregoing payments include interest at the Loan Interest Rate, which is precomputed for the period ending when such payments are due and on the assumption that all payments will be made on their respective due dates.
Any Interest Only Payment or Periodic Payment which is past due for a period in excess of five (5) days after its due date shall be overdue and shall be subject to a service charge in an amount equal to two percent (2%) of the delinquent amount, but not more than the maximum rate permitted by law, whichever is less. In addition, and notwithstanding the forgoing, during the continuance of an Event of Default all outstanding Borrower Liabilities in respect of the Loan Agreement (including the Term Loan evidenced by this Promissory Note) shall bear interest (payable on demand) at a rate that is two percent (2%) per annum in excess of the Loan Interest Rate (the “Default Interest Rate”) and the monthly payment of principal and interest shall be recalculated at the Default Interest Rate during such time. Borrower shall additionally be liable for any reasonable costs or expenses incurred by Lender in collecting any sums due from Borrower to Lender including all reasonable attorneys’ fees and reasonable legal expenses incurred by Lender if this note is placed with an attorney for collection.
Demand, presentment for payment, notice of non-payment and protest are hereby waived by the undersigned.
This Note is made by Borrower and delivered to Lender in relation to that certain Loan and Security Agreement No. dated as of May 31, 2007 (“Loan Agreement”) by and between Borrower and Lender, as assignee of BlueCrest Capital Finance, L.P. and as amended by an Amendment to Loan and Security Agreement between Lender and Borrower, dated as of April 2, 2009 (collectively, the “Loan Agreement”). This Amended and Restated Promissory Note amends and replaces Borrower’s obligations pursuant to that certain Note dated May 31, 2007. Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Loan Agreement. This Note is issued under the terms of and is entitled to the benefits of the Loan Agreement, to which reference is hereby made for a statement of the nature and extent of the protection and security afforded and the rights of the payee hereof and the rights and obligations of the undersigned. Lender’s books and records shall be dispositive evidence of the amount disbursed pursuant to this Note and the Loan Agreement.
Upon an “Event of Default,” as defined in the Loan Agreement, this Note may become or be declared due in the manner and with the effect provided in the Loan Agreement.
Lender (or its registered assigns) shall not be required to look to any collateral for the payment of this Note, but may proceed against Borrower, or any guarantor hereof in such manner as it deems desirable. None of the rights or remedies of Lender (or its registered assigns) hereunder or under the Loan Agreement are to be deemed waived or affected by any failure to exercise same.
All remedies conferred upon Lender (or its registered assigns) under this Note, the Loan Agreement or any other instrument or agreement to which the undersigned or any guarantor hereof is a party or under any or all of them is bound, shall be cumulative and not exclusive, and such remedies may be exercised concurrently or consecutively at the option of Lender or its registered assigns.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. AT THE ELECTION OF LENDER AND WITHOUT LIMITING LENDER’S RIGHT TO COMMENCE AN ACTION IN OTHER JURISDICTION, BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT (FEDERAL, STATE OR LOCAL) HAVING SITUS WITHIN COOK COUNTY IN THE STATE OF ILLINOIS, EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO THE LAST KNOWN ADDRESS OF BORROWER, WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN TEN (10) DAYS AFTER THE DATE OF MAILING HEREOF. BORROWER HEREBY WAIVES ANY RIGHT TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM. LENDER AND BORROWER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY.
BORROWER AGREES THAT ALL PAYMENTS AND OTHER OBLIGATIONS DUE AND OWING UNDER THIS NOTE AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH SHALL BE PAID IN FULL WITHOUT OFFSET OR DEDUCTION FOR ANY REASON, AND BORROWER HEREBY WAIVES ANY RIGHT OF OFFSET ARISING FOR ANY REASON WITH RESPECT TO ANY PAYMENT OR OTHER OBLIGATION DUE AND OWING UNDER THIS NOTE AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.
IN WITNESS WHEREOF, the undersigned hereunto sets its hand and seal as of the date first set forth above.
Bioheart, Inc.
Borrower

By:	/s/Howard J. Leonhardt
Name:	Howard J. Leonhardt
Title:	Chairman, CEO & CTO

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